Short-Term Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

August 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$30,518
Class B	$130
Class C	$252
Class F1	$1,309
Class F2	$3,187
Total	$35,396
Class 529-A	$2,252
Class 529-B	$9
Class 529-C	$40
Class 529-E	$88
Class 529-F1	$341
Class R-1	$7
Class R-2	$61
Class R-3	$235
Class R-4	$156
Class R-5	$168
Class R-6	$197
Total	$3,554

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0977
Class B	$0.0274
Class C	$0.0128
Class F1	$0.0873
Class F2	$0.1168
Class 529-A	$0.0919
Class 529-B	$0.0140
Class 529-C	$0.0059
Class 529-E	$0.0561
Class 529-F1	$0.1052
Class R-1	$0.0120
Class R-2	$0.0169
Class R-3	$0.0544
Class R-4	$0.0886
Class R-5	$0.1168
Class R-6	$0.1212

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	304,943
Class B	3,681
Class C	16,668
Class F1	14,495
Class F2	26,344
Total	366,131
Class 529-A	26,319
Class 529-B	601
Class 529-C	7,074
Class 529-E	1,714
Class 529-F1	3,551
Class R-1	492
Class R-2	3,773
Class R-3	4,558
Class R-4	2,118
Class R-5	1,330
Class R-6	6,630
Total	58,160

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.10
Class B	$10.10
Class C	$10.10
Class F1	$10.10
Class F2	$10.10
Class 529-A	$10.10
Class 529-B	$10.10
Class 529-C	$10.10
Class 529-E	$10.10
Class 529-F1	$10.10
Class R-1	$10.10
Class R-2	$10.10
Class R-3	$10.10
Class R-4	$10.10
Class R-5	$10.10
Class R-6	$10.10